Exhibit 2.1



                  AGREEMENT AND PLAN OF MERGER

                           dated as of

                       December 22, 1998,

                          by and among

                      Knowledge Revolution,

               The MacNeal-Schwendler Corporation,

                        MSC Holdings Co.

                               and

                          Paul Baszucki

                  as Shareholder Representative

                  AGREEMENT AND PLAN OF MERGER

          This Agreement ("Agreement") is entered into as of December 22, 1998, by and among The MacNeal-Schwendler Corporation, a Delaware corporation ("Buyer"), MSC Holdings Co., a California corporation and wholly-owned subsidiary of Buyer ("Subsidiary"), Knowledge Revolution, a California corporation ("Company") and Paul Baszucki or his designee, as shareholder representative (in such capacity, the "Shareholder Representative").

                         R E C I T A L S

          WHEREAS, the persons and other entities listed on
Schedule 2.2(b) are the owners of all of the issued and outstanding capital stock of Company (each, a "Shareholder" and collectively, the "Shareholders");

          WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each determined that it is in the respective best interests of Buyer and Company for Buyer to acquire Company through the merger of Subsidiary with and into Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, capitalized terms have the meanings set forth in Article IX.

                        A G R E E M E N T

          In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

                            ARTICLE I
                           THE MERGER

          1.1  The Merger.

          At the Effective Time, Subsidiary will merge with and into Company, the separate corporate existence of Subsidiary shall thereupon cease (the "Merger"), and Company will be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Buyer. The separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger and Company shall succeed, without other transfer, to all of the rights and properties of Subsidiary and shall be subject to all of the debts and liabilities of Subsidiary all in accordance with the applicable provisions of the CGCL. The Articles of Incorporation and By-Laws of Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation, except that, at the Effective Time,
Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation is Knowledge Revolution, Inc. The directors and officers of the Surviving Corporation shall be as set forth on Schedule 1.1. The directors so determined shall remain as such until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws and applicable provisions of the CGCL.

          1.2  Closing.

          Unless this Agreement is earlier terminated pursuant to
Article VI hereof, the closing of the Merger and other transactions contemplated hereby (the "Closing") shall take place
(i) at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California at 10:00 A.M., Los Angeles time as soon as practicable following the execution and delivery hereof, but not later than the second business day after the day on which the last of the conditions set forth in Article V hereof shall be fulfilled or waived in accordance with this Agreement or
(ii) at such other place and time or on such other date as Buyer and Company may agree.

          1.3  Effective Time.

          As soon as practicable following the Closing and in no event later than the end of the next business day, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, the Surviving Corporation shall file an Agreement of Merger and appropriate certificates of approval with the Office of the Secretary of State of the State of California. The Merger shall thereupon become effective as of the date of filing in accordance with the CGCL; the time of such effectiveness is hereinafter referred to as the "Effective Time;" and the date of such effectiveness is hereinafter referred to as the "Effective Date."

          1.4  Conversion of Shares.

          (a)  Company Capital Stock.  Subject to the terms of
Section 1.6 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer, Subsidiary or any of the Shareholders, each then outstanding share of Company Capital Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate (as defined below) representing such share of Company Capital Stock in accordance with the terms of Section 1.5 hereof, an amount in cash (without interest) as set forth below in this Section 1.4(a) (together with the amounts payable pursuant to Sections 1.4(b) and 1.4(c) hereof, the "Merger Consideration"), all upon the terms and subject to the conditions set forth in this Agreement and each of the Related Agreements, including, without limitation, the escrow provisions set forth in
Article VII hereof and in the Escrow Agreement. However, any shares of Company Capital Stock held by Company or Buyer or their wholly owned subsidiaries (other than shares held in trust) will be cancelled (the "Cancelled Shares"). At and after the Effective Time, each holder of a certificate that represented issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time (each a "Certificate") shall cease to have any rights as a shareholder of Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate pursuant to this Section 1.4(a) and except as otherwise provided by applicable law, and no transfer of shares of Company Capital Stock shall be made on the stock transfer books of the Surviving Corporation.

               (1) Each share of Series A Preferred Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Series A Preferred Stock in accordance with Section 1.5, an amount in cash (without interest) equal to the sum of (x) the Series A Liquidation Price and (y) the Exchange Amount.

               (2) Each share of Series B Preferred Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Series B Preferred Stock in accordance with Section 1.5, an amount in cash (without interest) equal to the sum of (x) the Series B Liquidation Price, and (y) the Exchange Amount.

               (3) Each share of Series C Preferred Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Series C Preferred Stock in accordance with Section 1.5, an amount in cash (without interest) equal to the sum of (x) the Series C Liquidation Price, and (y) the Exchange Amount.

               (4) Each share of Series D Preferred Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such share of Series D Preferred Stock in accordance with Section 1.5, an amount in cash (without interest) equal to the sum of (x) the Series D Liquidation Price, and (y) the Exchange Amount.

               (5) Each share of Common Stock shall be cancelled and extinguished, and automatically converted into the right to receive, upon surrender of the Certificate representing such shares of Common Stock in accordance with Section 1.5, an amount in cash (without interest) equal to the Exchange Amount.

          (b) Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer, Subsidiary, any of the Shareholders, or any of the holders of Company Options, each then outstanding Company Option shall be cancelled and extinguished, and automatically converted into the right to receive an amount in cash (without interest) equal to
(i) the product obtained by multiplying (x) the number of shares of Common Stock issuable upon the exercise in full of such Company Option, by (y) the Exchange Amount, less (ii) the Aggregate Exercise Price of such Company Option, net of any required tax withholdings, all upon the terms and subject to the conditions set forth in this Agreement and each of the Related Agreements, including, without limitation, the escrow provisions set forth in Article VII hereof and in the Escrow Agreement.

          (c) Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer, Subsidiary, any of the Shareholders, or any of the holders of Company Warrants, each then outstanding Company Warrant shall be cancelled and extinguished, and automatically converted into the right to receive an amount in cash (without interest) equal to the sum of (i) the product obtained by multiplying (x) the number of shares of Series C Preferred Stock issuable upon the Net Issue Exercise in full of such Company Warrant, by (y) the Series C Liquidation Price , and (ii) the product of obtained by multiplying (x) the number of shares of Series C Preferred Stock issuable upon the Net Issue Exercise in full of such Company Warrant, by (y) the Exchange Amount, net of any required tax withholdings, all upon the terms and subject to the conditions set forth in this Agreement and each of the Related Agreements, including, without limitation, the escrow provisions set forth in
Article VII hereof and in the Escrow Agreement.

          (d) Capital Stock of Subsidiary. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Buyer, Subsidiary, or any of the Shareholders, each share of Common Stock of Subsidiary issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such shares of common stock of Subsidiary shall thereafter evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation.

          (e) No Further Ownership Rights in Company Capital Stock. All cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Capital
Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged on the terms and subject to the conditions set forth in this Section 1.4.

          1.5  Delivery of Merger Consideration.

          (a) Buyer shall select a bank or trust company reasonably acceptable to Company to act as the paying agent for the Merger
(the "Paying Agent"). At or prior to the Closing Date, Buyer shall deposit or cause to be deposited in trust (the "Payment
Fund") with the Paying Agent an amount equal to the Total Consideration. Out of the Payment Fund, the Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.5(c) below and the escrow provisions of
Section 7.4(c). The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent, as directed by Buyer, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to Buyer as and when requested by Buyer.

          (b) As soon as reasonably practicable after the Effective Time, Paying Agent shall mail to each holder of record immediately prior to the Effective Time of a Certificate a letter of transmittal in the form of Exhibit A hereto (the "Stock Letter of Transmittal") for return to the Paying Agent providing instructions for effecting the surrender and exchange of such Certificate for the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate pursuant to Section 1.4(a) and including such other provisions as Buyer and Company may mutually agree. In the event of a transfer of ownership of shares of Company Capital Stock which is not registered in the transfer records of Company, the transferee shall be entitled to receive, and Paying Agent shall deliver or cause to be delivered to such transferee, the Merger Consideration payable in respect of such shares of Company
Capital Stock pursuant to Section 1.4(a) hereof only if (i) the Certificate representing such shares of Company Capital Stock surrendered in accordance with this Section 1.5 is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the Person requesting such transfer pays any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of Paying Agent that such taxes have been paid or are not required to be paid, and
(iii) such Person establishes to the satisfaction of Buyer that such transfer would not violate any applicable federal or state securities laws.

          (c)  (1)    Subject to the escrow provisions of Section 7.4(c)
     hereof , Buyer and the Surviving Corporation shall cause the Paying Agent to pay to each holder of a Certificate, as soon as practicable after receipt of any Certificate together with the Stock Letter of Transmittal, duly executed, and any other items specified by the Stock Letter of Transmittal, cash in an amount equal to the product of (i) the number of shares of Company
     Capital Stock represented by the Certificate so surrendered multiplied by (ii) the Merger Consideration payable in respect of such shares of Company Capital Stock pursuant to Section 1.4(a) hereof, less any applicable withholding Taxes. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 1.5 shall be cancelled.

               (2) Subject to the escrow provisions of Section 7.4(c) hereof, Buyer and the Surviving Corporation shall cause the Paying Agent to pay to each holder of a Company Option (by delivery to an account designated in writing by the Surviving Corporation and to be distributed to holders of Company Options by the Surviving Corporation's regular payroll agency) and Company Warrant as soon as practicable after the Effective Time, cash in an amount equal to the amount payable in respect of such Company Option pursuant to Section 1.4(b) hereof or such Company Warrant pursuant to
     Section 1.4(c) hereof. No interest shall be paid in respect of any Merger Consideration paid to the holders of Company Options or Company Warrants after the Effective Date.

          (d) In the event that any Certificate shall have been lost, stolen or destroyed prior to its surrender to Buyer in accordance with this Section 1.5, the holder of the shares of Company
Capital Stock represented by such Certificate shall be entitled to receive the Merger Consideration payable in respect of such shares of Company Capital Stock pursuant to Section 1.4(a) hereof upon the execution and delivery by such holder to the Paying
Agent of an Affidavit of Lost Certificate in the form attached to the Stock Letter of Transmittal together with the Stock Letter of Transmittal.

          (e) On the Closing Date, Buyer shall instruct Paying Agent to transfer an aggregate of $2,118,200 to the Escrow Agent to fund a custodial account as provided in the Escrow Agreement pursuant to Section 7.4(c) hereof to be held and distributed under the terms and conditions set forth in this Agreement and the Escrow Agreement.

          (f) Any portion of the Payment Fund (including any interest received with respect thereto) which remains unclaimed for six months after the Effective Time shall be paid to Buyer upon demand. Any holders of Certificates who have not theretofore complied with this Section 1.5 shall thereafter look only to Buyer for payment (subject to applicable abandoned property, escheat and similar laws) of their claim for the Merger
Consideration payable in respect of the shares of Company Capital Stock represented by such Certificates, without interest thereon. Notwithstanding the foregoing, neither Buyer, the Surviving Corporation nor the Paying Agent shall be liable to a holder of a Certificate for the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Certificate properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.6  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has, subject to paragraph (b) below, exercised and perfected dissenter's rights for such shares in accordance with Chapter 13 of the CGCL and who, as of the Effective Date, has not effectively withdrawn, waived, surrendered or lost such dissenter's rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.4(a) hereof, but the holder thereof shall only be entitled to such rights as are granted by Chapter 13 of the California General Corporation Law.

          (b) Notwithstanding the provisions of paragraph (a) above, if any holder of Dissenting Shares shall effectively withdraw, waive, surrender or lose (through failure to perfect or otherwise) his or its dissenter's rights, then, as of the later of the Effective Date and the occurrence of such event, the shares of Company Capital Stock theretofore constituting Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration payable in respect of such Company Capital Stock pursuant to
Section 1.4(a) hereof, without interest, upon surrender of the Certificate(s) representing such Company Capital Stock and delivery of a Stock Letter of Transmittal, duly executed, and any other items specified by the Stock Letter of Transmittal to Paying Agent in accordance with Section 1.5 hereof.

          (c) As soon as practicable prior to the Effective Date, the Company shall give Buyer (i) prompt notice of any written demand for the purchase by the Company of any shares of Company Capital Stock received by the Company pursuant to the applicable provisions of Section 1301 of the CGCL regarding dissenter's rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. After the Effective Date, Buyer shall solely control all negotiations and proceedings related to such demands.

                           ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF COMPANY

          The Company represents, warrants and agrees:

          2.1  Subsidiaries; Organization and Related Matters.

          The Company has no subsidiaries. Schedule 2.1 lists the jurisdiction in which Company was organized and each jurisdiction in which Company is and is required to be qualified or licensed to do business as a foreign person. The Company is a corporation duly organized, validly existing and in good standing under the laws of California. The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to own its properties and assets and to carry on its business as now conducted. Schedule 2.1 correctly lists the current directors and officers of Company. True, correct and complete copies of the respective charter documents of Company as in effect on the date hereof have been delivered to Buyer.

          2.2  Capitalization.

          (a) The authorized capital stock of Company consists of 10,000,000 shares of Common Stock of which 1,410,072 shares are issued and outstanding; 2,000,000 shares of Preferred Stock of which 1,273,131 shares are designated as follows: 500,000 shares of Series A Preferred Stock, 169,584 of which are issued and outstanding; 179,485 shares of Series B Preferred Stock, 160,000 of which are issued and outstanding; 215,096 shares of Series C Preferred Stock, 182,096 of which are issued and outstanding; and 378,550 shares of Series D Preferred Stock, 378,535 of which are issued and outstanding. Schedule 2.2(a) lists all outstanding options, warrants or other agreements for the issuance by the Company of Equity Securities of the Company, indicating the holder thereof, exercise price and termination date. Except as described on Schedule 2.2(a), there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of Company, or to restructure or recapitalize Company to which the Company is a party or by which it is bound. Except as described on Schedule 2.2(a), there are no outstanding Contracts to repurchase, redeem or otherwise acquire any Equity Securities of the Company to which the Company is a party or by which it is bound. All shares of Stock of Company are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable Laws. There are no preemptive rights in respect of any Equity
Securities of Company. Any Equity Securities of Company which were issued and reacquired by Company were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and Company does not have any outstanding obligation or liability with respect thereto. Company owns no Equity Securities of any entity.

          (b) Schedule 2.2(b) lists the name of each of the Shareholders and the number and class of shares of stock owned by each Shareholder as reflected in the stock record books of Company.

          2.3  Financial Statements; Changes; Contingencies.

          (a) Audited Financial Statements. Company has provided to Buyer balance sheets for Company at June 30, 1998, 1997 and 1996 and the related statements of operations, changes in shareholder's equity and changes in financial position or cash flow for the periods then ended. All such financial statements have been examined by the Auditors whose reports thereon are included with such financial statements. All such financial statements have been prepared in conformity with GAAP. Such statements of operations and cash flow present fairly the results of operations and cash flows of Company for the respective periods covered, and the balance sheets present fairly the financial condition of Company as of their respective dates. Since June 30, 1998, there has been no change in any of the significant accounting policies, practices or procedures of Company.

          (b) Unaudited Interim Financial Statements. Company has provided to Buyer balance sheets for Company at September 30, 1998 and 1997, and the related statements of operations and cash flows and changes in shareholder's equity for the periods then ended. Except as set forth in Schedule 2.3(b), all such interim financial statements have been prepared in conformity with GAAP (except for the absence of notes and normal recurring year-end adjustments). Except as set forth in Schedule 2.3(b), the statements of operations and cash flows present fairly the results of operations and cash flows of Company for the respective periods covered, and the balance sheets present fairly the financial condition of Company as of their respective dates.

          (c)  No Material Adverse Changes.

               (i) Except as set forth in Schedule 2.3(c), since June 30, 1998, whether or not in the ordinary course of business, there has not been, occurred or arisen any change in or event affecting Company that has had or may reasonably be expected to have a material adverse effect on the Business other than changes in or events affecting general economic conditions or the computer aided engineering business generally.

               (ii) Except as set forth in Schedule 2.3(b), since September 30, 1998, whether or not in the ordinary course of business, there has not been, occurred or arisen any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement.

          (d)  No Other Liabilities.  Except as set forth on
Schedule 2.3(d), Company does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due in excess of $10,000 in any individual case and $25,000 in the aggregate, except liabilities that (i) are reflected in the Audited Financial Statements or the Unaudited Interim Financial Statements or (ii) were incurred after September 30, 1998 in the ordinary course of business and in the aggregate do not exceed $50,000.

          2.4  Tax and Other Returns and Reports.

          (a) All Tax Returns required to be filed by or with respect to the Company have been timely filed or requests for extensions to file such returns have been timely filed, granted and have not expired, and all such Tax Returns are complete and correct in all material respects. Schedule 2.4(a) lists all such requests for extensions. Company has paid, or has established reserves for the payment therefor on the Unaudited Interim Balance Sheet, all Taxes imposed on Company, or for which Company may otherwise be liable, that are due from or with respect to it for all periods
(or portions thereof) ending on or before the Closing Date.

          (b) Except as listed in Schedule 2.4(b), (i) the Tax Returns referred to in clause (a) have not been examined by the IRS or other appropriate Governmental Authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (ii) there is no audit, examination, suit, investigation or similar proceeding pending, proposed or threatened with respect to Taxes of Company and no basis exists therefore; and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Company.

          (c) Schedule 2.4(c) sets forth the amount of net operating losses, net capital losses, foreign tax credits and investment and other tax credits of the Company as of June 30, 1998 without regard to the limitations imposed by Code sections 382, 383 or 384.

          (d) No Closing Agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to Company which could reasonably be expected to have an effect on Company's liability for or reporting of Taxes in any period ending after the Closing Date.

          (e) All Taxes which Company has been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and added on the books of Company. Company has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (f) Company is not liable for the Taxes of any person, including, without limitation, as a transferee, pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a result of any contractual arrangement with any third party or any taxing authority.

          (g) No consent to the application of Section 341(f)(2) of the Code (or any similar state law provision) has been made or filed by or with respect to Company.

          (h) There is no contract or arrangement, plan or agreement by or with Company covering any person as to which payment or vesting thereunder (including any payment or vesting as a result of the Merger) could result in a nondeductible expense to the Company by reason of Section 280(G) of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

          2.5  Material Contracts.

          Schedule 2.5 lists each Contract to which Company is a party or to which Company or any of its properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. The following Contracts shall be deemed to be Material Contracts of the Company: any Contract that
(a) after June 30, 1998 obligates Company to pay an amount of $25,000 or more, (b) has an unexpired term as of September 30, 1998 in excess of 1 year, (c) the Business is substantially dependent upon or which is otherwise material to the Business,
(d) provides for an extension of credit other than credit agreements with banks having normal credit terms, (e) limits or restricts the ability of Company to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity by Company, (g) grants a power of attorney, agency or similar authority to another person or entity,
(h) grants to a third party a right of first refusal, (i) grants a right to, or obligation of, any Affiliate, officer or director of the Company, Associate or any Shareholders of Company,
(j) requires Company to buy or sell goods or services with respect to which there will be material losses (other than as provided for or otherwise reserved against on the Unaudited Interim Balance Sheet), (k) is between Shareholders or any Affiliate of any Shareholder and Company, (l) relates to the licensing as licensee of Intellectual Property Rights (other than shrink-wrap licenses for readily available software), or (m) was not made in the ordinary course of business and involves an amount in excess of $1,000. To the knowledge of Company, each Material Contract of Company is valid and subsisting; Company has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued; and, except as set forth in Schedule 2.5(2) no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Company has occurred or as a result of this Agreement or performance will occur. True copies of the agreements appearing in Schedule 2.5, including all amendments and supplements, have been provided to Buyer.

          2.6  Real Property.

          Company does not own, and has never owned, any real property or any interest, other than a leasehold interest, in any real property. All leasehold properties held by Company as lessee are listed and described on Schedule 2.6 and are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business.

          2.7  Authorization; No Conflicts.

          (a) The execution, delivery and performance by Company of this Agreement and any Related Agreements to which Company is a party has been duly and validly authorized by the Board of Directors of Company and by all other necessary corporate action on the part of Company. This Agreement and any Related Agreements to which Company is a party constitute the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         (b) Except as set forth in Schedule 2.7(b), neither the execution and delivery of this Agreement and any Related Agreements to which the Company is a party nor the consummation or performance of any of the transactions contemplated by this Agreement or any Related Agreements to which the Company is a party will, directly or indirectly (with or without notice or lapse of time):

               (i)  contravene, conflict with or result in a violation of
          (A) any provision of the charter documents or bylaws of the Company or (B) any resolution adopted by the board of directors of the Company or the Shareholders;

               (ii) contravene, conflict with or result in a violation of any Law or Order to which the Company or any of the assets owned or used by the Company, may be subject;

               (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or that otherwise relates to the Business, or any of the assets owned or used by the Company;

                (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax other than withholding Taxes incurred and required to be paid in connection with the transactions contemplated by this Agreement;

                (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other
          Governmental Entity;

                (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; or

                (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company,

except in the case of each of clauses (ii) through (vii) above, for such contraventions, conflicts, violations, liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a material adverse effect on the Business.

          (c) Except as set forth in Schedule 2.7(c), the Company is not, or will not be, required to give any notice to or obtain any Approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

          2.8  Legal Proceedings.

          Except as set forth in Schedule 2.8, there is no Order or Action pending, or, to the knowledge of Company, threatened, against or affecting Company or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or would reasonably be expected to have a material adverse effect on the Business, on Company's ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement. Schedule 2.8 lists each Order and each pending Action that involves a claim or potential claim of aggregate liability in excess of $10,000 against, or that enjoins or seeks to enjoin any activity by Company.

          2.9  Dividends and Other Distributions.

          There has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid by Company to or for the benefit of Shareholders subsequent to September 30, 1998.

          2.10 Insurance.

          Schedule 2.10 lists all insurance policies that are material to the Business, and such policies are, and at all times during the past two years have been, in full force and effect. Company is not in default under any such policy. Company has timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage. To the knowledge of Company, all insurance policies maintained by Company will remain in full force and effect and may reasonably be expected to be renewed on comparable terms following consummation of the transactions contemplated by this Agreement (subject to Company's (i) continuing compliance with the applicable terms thereof and (ii) any right of insurers to terminate without cause), and Company has received no written notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies.

          2.11 Compliance with Law.

          Company is organized and has conducted its business in accordance with applicable Laws (including, without limitation, the receipt of all Permits that are required to conduct the Business). To the Company's knowledge, no suspension, cancellation or termination of any Permits required by any Governmental Entity to permit the Business to be conducted is threatened or imminent.

          2.12 Employee Benefits.

          (a) Employee Benefit Plans, Collective Bargaining and Employee Agreements, and Similar Arrangements.

               (1) Schedule 2.12(a) lists all employee benefit, compensation and fringe benefit plans and arrangements, including without limitation, any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) to which Company is or has been a party since July 1, 1998 or by which it is or has been bound since July 1, 1998, legally or otherwise or as to which there is or may be any liability to Company.

               (2) Company has provided to Buyer true and complete copies of all benefit plan documents and summary plan descriptions, if applicable, with respect to such plans, agreements and arrangements, or summary descriptions of any such benefit plans, agreements or arrangements not otherwise in writing.

               (3) Other than as specifically contemplated by this Agreement or claims submitted in the ordinary course of benefit processing, there are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

               (4) Company is in full compliance with the applicable provisions of ERISA and all other Laws applicable with respect to all such plans, agreements and arrangements. Company has performed all of their obligations under all such plans, agreements and arrangements. There are no Actions (other than routine claims for benefits) pending or, to the knowledge of Company, threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, no facts exist which could give rise to any such Actions.

               (5) Except as specified in Schedule 2.12(a), each of the plans, agreements or arrangements can be terminated by Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

          (b)  Qualified Stock, Pension and Profit-sharing Plans.

               (1) Schedule 2.12(b) lists all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) in Schedule
     2.12 which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code (the "401(k) Plan").

               (2) The 401(k) Plan is qualified in form and operation under Section 401(a) of the Code and the trust under the 401(k) Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under
     Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to the 401(k) Plan.

               (3) Company has delivered to Buyer for the 401(k) Plan copies of the following documents: (i) the form 5500 with all attachments filed in each of the most recent three plan years, (ii) the most recent determination letter from the IRS, and (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date.

          (c)  Section 412 or Title IV Plans.

          No plan listed in Schedule 2.12 is a plan subject to
Section 412 of the Code or Title IV of ERISA. No trade or business (whether or not incorporated) that is a member of a group of which Company is a member and which is under common control within the meaning of Section 414(b) and (c) of the Code ("ERISA Affiliate") participates or has participated in a plan subject to Code Section 412 or Title IV of ERISA.

          (d)  Multiemployer Plans.

          No plan listed in Schedule 2.12 is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither
Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan.

          (e)  Retiree Benefits.

          There are no Company employees who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA (or similar provision of applicable state law) or pursuant to plans intending to be qualified under Section 401(a) of the Code, and no other benefits whatsoever are payable to any Company employees after termination of employment (including retiree medical and death benefits).

          (f)  Employee Welfare Benefit Plans.

          Each employee benefit plan that is an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) unfunded. There is no liability in the nature of a retroactive rate adjustment to or loss-sharing or similar arrangement, with respect to any employee welfare benefit plan.

          (g)  Contributions.

          All contributions or payments owed with respect to any periods prior to the Closing under any employee benefit plan have been made, and all other amounts which relate to such periods have been accrued on the Unaudited Interim Balance Sheet.

          2.13 Certain Interests.

          No Affiliate of Company nor any officer or director of any thereof, nor Associate of any such individual, has any material interest in any property used in or pertaining to the Business or any customer or supplier doing business with the Company other than as listed on Schedule 2.13.

          2.14 Bank Accounts, Powers, etc.

          Schedule 2.14 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

          2.15 No Brokers or Finders.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions other than Alliant Partners LLC.

          2.16 Intangible Property.

          (a) Schedule 2.16(a) lists all of the United States and foreign: (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright applications; (iv) mask work registrations and applications to register mask works; (v) other registered Intellectual Property Rights; and (vi) other material items of Intangible Property owned by, or licensed to, Company, or in which Company has an interest and the nature of such interest. The registrations listed on Schedule 2.16(a) are valid and subsisting in all jurisdictions listed on Schedule 2.16(a), all necessary registration and renewal fees have been made or paid, all documents and certificates have been filed with the relevant patent, copyright and trademark authorities, and, to Company's knowledge, there are no objections or oppositions by third parties against such registrations.

          (b) Company owns exclusively, and has good title to, all software products of Company or other works of authorship that Company otherwise purports to own. Except as listed on Schedule 2.16(b), Company owns all Intangible Property used in and/or necessary to the conduct of the Business and does not use any Intangible Property by consent of any other person or pursuant to any obligation to make any payments (and does not make any payments) to others with respect thereto (other than shrink wrap licenses for readily available software).

          (c) The Contracts listed on Schedule 2.16(c) include all contracts, including all licenses or sublicense agreements, to which Company is a party with respect to any Intellectual
Property Rights licensed to or by Company and which are material to the Business (other than shrink wrap licenses for readily available software). Company has performed all obligations required to be performed by it, and is not in default under any of such Contracts.

          (d) Company has not received notice from any Person (or is otherwise aware) that its operation of the Business, including its design, development, manufacture and sale of its products and provision of services, conflicts with or infringes the Intellectual Property Rights of any Person.

          (e) Except as set forth on Schedule 2.16(e), all current and former employees and consultants of Company have executed a Confidential Information and Invention Assignment Agreement in the form of Exhibit B.

          (f) All of Company's (i) software products sold in retail channels and (ii) internal computer hardware, software and networks are "Year 2000 compliant" in accordance with the standards contained in IEEE Standard 2000.1-1998.

          2.17 Receivables.

          All receivables of Company existing on the date hereof, represent sales actually made in the ordinary course of business, and are current and fully collectible net of any reserves shown on the Unaudited Interim Balance Sheet (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices) within 120 days after the day they became due. Company has delivered to Buyer a complete and accurate aging list of all receivables of the Company dated as of December 15, 1998.

          2.18 Customers and Suppliers.

          Schedule 2.18 lists the names of and describes all Contracts with and the appropriate percentage of Business attributable to, the five largest customers of and five most significant suppliers of the Business at the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to Company with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

          2.19 Environmental Compliance.

          Except as specifically described in Schedule 2.19, (i) Company has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of Company, or to the knowledge of Company any nearby or adjacent properties which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity;
(iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of Company; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the businesses of Company, whether before or during Company's ownership, has been and is being handled or dealt with in all respects in compliance with all applicable Laws.

                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF BUYER

          The Buyer represents, warrants and agrees:

          3.1  Organization and Related Matters.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any Related Agreements to which it is a party.

          3.2  Authorization.

          The execution, delivery and performance of this Agreement and any Related Agreements to which Buyer is a party by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and the Related Agreements to which Buyer is a party constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors' rights generally, and by rules of law governing specific performance, injunctive relief or other equitable remedies.

          3.3  No Conflicts.

          The execution, delivery and performance of this Agreement and any Related Agreements to which Buyer is a party by Buyer will not violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the charter documents or bylaws of Buyer,
(b) any Law or Order to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

          3.4  No Brokers or Finders.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

          3.5  Legal Proceedings.

          There is no Order or Action pending or to the knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.

          3.6  SEC Reports.

          All documents filed by Buyer with the SEC pursuant to the Securities Act and the Exchange Act were filed on a timely basis, complied in form in all material respects with such acts, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.7  Formation of the Subsidiary.

          The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The execution, delivery and performance by the Subsidiary of this Agreement and all the agreements, documents and instruments specifically provided for hereunder or contemplated hereby to be executed and/or delivered by the Subsidiary, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Subsidiary, and do not conflict with the Articles of Incorporation or Bylaws of the Subsidiary, and the Subsidiary has all necessary power and authority with respect thereto. This Agreement and all the agreements, documents and instruments specifically provided for hereunder or contemplated hereby to be executed and/or delivered by the Subsidiary constitute valid and binding obligations of the Subsidiary enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors' rights generally, and by rules of law governing specific performance, injunctive relief or other equitable remedies.

          3.8  Subsidiary Stock Ownership.

          Buyer owns all of the issued and outstanding capital stock of the Subsidiary.

          3.9  Adequate Financing.

          Buyer has adequate funds, or available commitments from banks or other financial institutions to provide funds, required to pay the amounts deliverable by Buyer pursuant to Sections 1.4 and 1.5 hereof and to consummate the transactions contemplated by this Agreement.

                           ARTICLE IV
       COVENANTS WITH RESPECT TO CONDUCT PRIOR TO CLOSING

          4.1  Access.

          Company will authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of its business, to all of its properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time request, and to make copies of such books, records and other documents and to discuss its business with such other Persons, including, without limitation, its directors, officers, employees, accountants, suppliers, customers, and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of Company.

          4.2  Material Adverse Changes; Financial Statements.

          (a) Company will promptly notify Buyer of any event which has had or might reasonably be expected to have a material adverse effect on the Business or which if known as of the date hereof would have been required to be disclosed to Buyer.

          (b) Company will furnish to Buyer (i) monthly unaudited balance sheets and quarterly unaudited statements of operations and cash flow and changes in shareholder's equity for Company and
(ii) such other reports as Buyer may reasonably request relating to Company. Each of the financial statements delivered pursuant to this Section 4.2(b) shall be prepared in accordance with GAAP, except that such financial statements may omit footnote disclosures required by GAAP to the extent the content thereof would not materially differ from those disclosures reported in the most recent audited period and year-end adjustments to the extent not material.

          (c) Company will furnish to Buyer all Tax Returns filed with any Governmental Entity relating to Company.

          4.3  Conduct of Business.

          Between the date of this Agreement and the Closing
Date, Company covenants and agrees that it shall not without the prior consent in writing of Buyer:

          (a) conduct the Business in any manner except in the ordinary course consistent with past practices, except as otherwise required by the terms of this Agreement or any Related Agreement;
or

          (b) except as required by their terms, amend, terminate, renew/fail to renew or renegotiate any Material Contract to which Company is a party or by which it is bound, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would reasonably be expected to result in the discontinuance of its material customer relationships; or

          (c) terminate, amend or fail to renew any existing insurance coverage; or

          (d)  terminate or fail to renew or preserve any material
Permits; or

          (e) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company of more than $10,000 in any specific case or $50,000 in the aggregate; or

          (f) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, shareholder or any of its Associates or Affiliates; or

          (g) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) for dispositions of property not greater than $10,000 in the aggregate, or (ii) in the ordinary course of business; or

          (h) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of Company; or

          (i) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

          (j)  change or amend its charter documents or bylaws; or

          (k) make special or extraordinary payments to any Person in excess of $5,000 in the aggregate; or

          (l) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person;
or

          (m)  compromise or otherwise settle any claims; or

          (n) make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure; or

          (o) dispose of or permit to lapse any Intangible Property or any rights to its use; or

          (p) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any material increase in salary or benefits of any officer, director, employee or agent or pay any bonus to any person, except as set forth in Schedule 4.3(p); or

          (q) make any capital expenditures or commitments with respect thereto, except as set forth in Schedule 4.3(q); or

          (r) agree to or make any commitment to take any actions prohibited by this Section 4.3.

          4.4  Permits and Approvals.

          Company and Buyer each agree to cooperate and use their commercially reasonable efforts to obtain, and will as promptly as practicable prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

          4.5  Preservation of Business Prior to Closing Date.

          During the period beginning on the date hereof and ending on the Closing Date, (a) Company will use commercially reasonable efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with Company and (b) Company and Buyer will consult with each other concerning, and Company will cooperate to keep available to Buyer, the services of the officers and employees of Company that Buyer may wish to have Company retain. Nothing in this Section shall obligate Buyer or Company after the Closing to retain or offer employment to any officer or employee of Company.

          4.6  Confidentiality.

          All non-public information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such disclosure of information may otherwise be required by law or to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all commercially reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 4.6, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

          4.7  No Other Bids.

          Company and its representatives and agents shall not initiate, solicit or encourage any inquiry, offer or proposal with respect to any acquisition, merger, tender or exchange offer or other form of business combination, or any acquisition or disposition of all or any substantial part of the assets or the stock or other securities of Company. Company will promptly notify Buyer of the details of any discussions with or proposal or offer from any other Person relating to an acquisition, merger, tender or exchange offer or other form of business combination involving Company or any of its securities or substantial assets or any other proposal, the acceptance of which would be inconsistent with the consummation of this Agreement in accordance with its terms. Compliance with this Section shall not relieve Company of any other express or implied obligations under this Agreement or under applicable Law.

          4.8  Tax Returns.

          Company will timely file all Tax Returns required to be filed, and will pay all Taxes (including payments of estimated tax sufficient to avoid penalties) required to be paid, prior to the Closing Date. Buyer shall have the opportunity to review all such material Tax Returns before they are filed and to approve any positions taken therein that could materially affect the Tax liability of the Company or its Affiliates in any post-closing period.

          4.9  Indemnification Matters.

          From and after the Closing Date, Buyer shall assume, and thereafter fulfill and honor in all respects, all obligations of Company pursuant to and under any indemnification agreements in effect prior to the date hereof between Company and its directors and officers. In addition, as of the Effective Time Buyer shall assume, and thereafter fulfill and honor, the obligations of Company under Article IV of the Fourth Amended and Restated Articles of Incorporation of Company, as in effect on the date hereof, and Article VI of the Bylaws of Company, as in effect on the date hereof.


                            ARTICLE V
                     CONDITIONS OF PURCHASE

          5.1  General Conditions.

          The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:

          (a) No Orders; Legal Proceedings. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

          (b) Approvals. To the extent required by applicable Law, all Permits and Approvals required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof.

          (c) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by all parties thereto.

          5.2  Conditions to Obligations of Buyer.

          The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

          (a) Representations and Warranties and Covenants of Company. The representations and warranties of Company herein contained shall be true at the Closing Date with the same effect as though made at such time; Company shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing
Date, and Company shall have delivered to Buyer certificates of Company in form and substance satisfactory to Buyer, dated the Closing Date and signed by its Chief Executive Officer to such effect.

          (b) No Material Adverse Change. There shall not have been any material adverse change in or affecting the Business subsequent to the date hereof.

          (c) Opinion of Counsel. Buyer shall receive at the Closing from Wilson Sonsini Goodrich & Rosati, counsel to Company, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit C.

          (d) Consents. Company shall have obtained and provided to Buyer all required Approvals and Permits listed on Schedule 2.7, each in form and substance satisfactory to Buyer.

          (e) Resignation of Directors. The directors of Company listed in a letter to be delivered by Buyer to Company prior to the Closing Date shall have submitted their resignations in writing to Company. Such resignations of directors (in such capacity) shall be effective as of the Effective Time.

          5.3  Conditions to Obligations of Company.

          The obligations of Company to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Company:

          (a) Representations and Warranties and Covenants of Buyer. The representations and warranties of Buyer herein contained shall be true at the Closing Date with the same effect as though made at such time; Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Company certificates of Buyer in form and substance satisfactory to Company, dated the Closing
Date and signed by its chief executive officer, to such effect.

          (b) Opinion of Counsel. Buyer shall receive at the Closing from O'Melveny & Myers LLP, counsel to Buyer, an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit D.

          (c) Stay Bonus. Stay bonus letters in form and substance substantially as set forth in Exhibit E shall have been executed for the benefit of the individuals listed on Schedule 5.3(c) (the
"Stay Bonus Letters").

          (d) Payment Fund. Buyer shall have deposited an amount equal to the Merger Consideration in the Payment Fund with the Paying Agent.

                           ARTICLE VI
              TERMINATION OF OBLIGATIONS; SURVIVAL

          6.1  Termination of Agreement.

          Anything herein to the contrary notwithstanding, this Agreement (except to the extent provided in Section 6.2) and the transactions contemplated by this Agreement may be terminated by notice by Buyer or Company to the other parties hereto after January 15, 1999 unless such date is extended by mutual consent in writing by the parties hereto, and may otherwise be terminated at any time before the Closing as follows and in no other manner:

          (a) Mutual Consent. By mutual consent in writing of Buyer, Company and Subsidiary.

          (b) Certain Conditions Not Met by Earlier Date. By Buyer or Company by written notice to the other party if any conditions set forth in Section 5.1 shall not have been satisfied or waived on or before January 15, 1999; provided, however, that notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal direct or indirect cause in the failure of a condition set forth in Article V to have been satisfied and such action or failure to act constitutes a material breach of this Agreement.

          (c) Conditions to Buyer's Performance Not Met. By Buyer by written notice to Company if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in
Section 5.1 or 5.2.

          (d) Conditions to Company's Performance Not Met. By Company by written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Company to consummate the transactions contemplated by this Agreement as set forth in
Section 5.1 or 5.3.

          (e) Material Breach. By Buyer or Company if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein and such breach has not been cured within ten (10) calendar days after written notice thereof to the party alleged to have committed such material breach.

          (f) Pursuit of Other Offers. By Buyer, if Company solicits, encourages, initiates or negotiates any other sale or combination of the Company or of the Business or any substantial part thereof.

          6.2  Effect of Termination.

          Subject to the immediately following sentence, if this Agreement shall be terminated pursuant to Section 6.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in
Section 4.6 and Section 8.10 shall survive any such termination.

                           ARTICLE VII
                         INDEMNIFICATION

          7.1  Indemnification by Company.

          Subject to the terms and conditions of this Article VII, the Shareholders shall severally, and not jointly, indemnify, save and hold harmless Buyer, Subsidiary and the Surviving Corporation and their respective principals, directors, officers, employees, affiliates, agents and assigns (each an "Indemnified Buyer Party"), from and against any and all Losses (whether or not arising out of third-party claims), incurred by a Buyer Indemnified Party in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Company in this Agreement;
(ii) any breach of any covenant or agreement made by Company in this Agreement; and (iii) any Losses arising from or related to any Dissenting Shares.

          The term "Losses" as used in this Section 7.1 is not limited to matters asserted by third parties against any Indemnified Party, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims. Payments by any Indemnified Party of amounts for which such Indemnified Party is indemnified hereunder shall not be a condition precedent to recovery of Losses incurred by such Indemnified Party. The rights and remedies provided in this
Article VII shall be exclusive as to any Losses incurred by a party under this Agreement; provided, however, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to such equitable remedies as may be available, including without limitation specific performance and injunctions.

          7.2  Indemnification by Buyer.

          Subject to the terms and conditions of this Article VII, Buyer shall indemnify, save and hold harmless Company and the Shareholders and their respective principals, directors, officers, employees, affiliates, agents and assigns (each an "Indemnified Seller Party" and together with an Indemnified Buyer Party, and "Indemnified Party") from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer in this Agreement; or (ii) any breach of any covenant or agreement made by the Buyer in this Agreement.

          7.3  Procedure.

          (a) Cooperation. The Indemnified Party shall cooperate in all reasonable respects with the indemnifying party and its representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however that the Indemnified Party may at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

         (b) Defense of Claim. If a claim for Losses (a "Claim") is to be made by an Indemnified Party against the indemnifying party, the party claiming such indemnification shall give written notice
(a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article
VII. If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder for any purpose shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure. After such notice, except as provided in the following sentence, if the indemnifying party shall acknowledge in writing to the Indemnified Party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the indemnifying party, in which event the Indemnified Party shall be entitled, at the indemnifying party's cost risk and expense, to separate counsel of its own choosing (provided however, in no event shall the indemnifying party be obligated to engage more than one (1) additional counsel) and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the Indemnified
Party, such consent not to be unreasonably withheld; provided however, that the indemnifying party shall be entitled to compromise or settle any Claim solely for money damages provided that (x) such amounts are available under the Escrow Agreement and (y) the Indemnified Party is released from any further liability. Shareholders may assume the defense of a lawsuit or action as described in the preceding sentence only if Shareholders agree to be responsible for all Losses related to such Action and if the funds available pursuant to the Escrow Agreement or otherwise provided as security by the Shareholders are sufficient to cover the amount of the Claim, without regard to the probability of success on the merits of any such Claim.

          If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party and the indemnifying party shall, upon request of the Indemnified Party, promptly pay to such Indemnified Party, in accordance with the terms of this Article VII, the amount of any Losses resulting from such lawsuit or action; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnified Party assumes the defense of the lawsuit or action, the Indemnified Party will keep the indemnifying party reasonably informed the progress of any such defense, compromise or settlement. Subject to the provisions of Section 7.4, the indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Article VII and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless an indemnified party from and against any Losses by reason of such settlement or judgment.

          7.4  Limitation on Indemnification; Escrow.

          (a) The indemnification obligations under this Agreement shall be limited to claims for Losses made prior to the last date of survival thereof referred to in Section 8.11 and any Claim for Losses made prior to the last date of survival thereof referred to in Section 8.11 shall survive until its final resolution. The indemnification obligations with respect to any breach of any covenant or agreement pursuant to Sections 7.1 or 7.2 respectively, shall survive indefinitely with respect to Claims made pursuant to the terms of this Agreement, subject to the provisions of this Section 7.4.

          (b) Notwithstanding anything to the contrary in this Agreement, Shareholders shall not be liable for Losses incurred by any Indemnified Buyer Party pursuant to Section 7.1(i) unless and until the aggregate amount of Losses relating to such Claims for which the Indemnified Buyer Parties, in the aggregate, are seeking indemnification under Sections 7.1(i) exceeds $50,000
(the "Threshold") provided, however, that in the event the aggregate amount of Losses for which the Indemnified Buyer
Parties are seeking indemnification pursuant to Sections 7.1(i) exceeds the Threshold, such parties may recover the full amount of such damages; provided, further that Claims for Losses pursuant to Section 7.1(iii) with respect to any Dissenting
Shares ("Dissenting Share Losses") shall also not be subject to the Threshold, but shall be recoverable when the aggregate amount of Dissenting Share Losses exceeds $10,000, and, in the event such aggregate amount of Dissenting Share Losses exceeds $10,000, such parties may recover only the Losses in excess of $10,000. Notwithstanding the foregoing, the maximum amount of Losses for which Shareholders shall be liable shall be $2,118,200 (the "Maximum Indemnification Amount"). The Maximum Indemnification Amount shall be deposited in escrow in accordance with Section 7.4(c) hereof and the indemnification obligations of Shareholders after the Closing Date under Section 7.1 hereof, subject to
Section 7.4(c) hereof, shall be satisfied solely from such escrowed funds; provided, however, that nothing contained herein shall constitute a waiver by Buyer or the Subsidiary or as a limitation of any of their rights or remedies against Company or Shareholders based on fraud. The indemnification provisions of this Article VII shall be the exclusive remedy available to any party hereto in the event of any breach by any other party hereto of any representation, warranty, covenant or agreement set forth in this Agreement.

          (c) Company and Shareholders agree that on the Closing Date Buyer shall instruct Paying Agent to deduct from the aggregate Merger Consideration to be paid for the Company Capital Stock, the Company Options and Company Warrants pursuant to Section 1.4 hereof the Maximum Indemnification Amount to be used to fund the custodial account as provided in the Escrow Agreement. Paying Agent shall deposit such funds on the Closing Date with the escrow agent to be held, invested and disbursed in accordance with the terms of the Escrow Agreement. In the event that any funds in the custodial account are remaining for distribution to the Shareholders, such funds may be used for the purpose of paying expenses in excess of $200,000 of the Company and Shareholders in connection with this transaction, including, without limitation, expenses and disbursements of their respective investment bankers, accountants and counsel. Buyer, Company and Shareholders agree to promptly give any necessary instructions to the escrow agent and/or Paying Agent to cause such funds to be placed in the custodial account. Upon the expiration of the Survival Period, any amounts not subject to Claims made by Buyer shall be distributed to the Shareholders and holders of Company Options and Company Warrants, pro rata on the basis of the Merger Consideration payable to each Shareholder or holder of Company Options and Company Warrants pursuant to
Section 1.4. The Indemnified Buyer Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purposes of asserting such claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

          (d) Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable for Losses incurred by any Indemnified Seller Party pursuant to Section 7.2(i) unless and until the aggregate amount of Losses for which the Indemnified Seller Parties, in the aggregate, are seeking indemnification pursuant to Section 7.2(i) exceeds the Threshold; provided, however, that in the event the aggregate amount of Losses for which the Indemnified Seller Parties are seeking indemnification pursuant to Section 7.2(i) exceeds the Threshold, such parties may recover the full amount of such Losses. Notwithstanding the foregoing, the maximum amount of Losses for which Buyer shall be liable shall be $2,118,200. The Indemnified Seller Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

          (e) Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of a Person in respect of any Claim made by such Person received by the indemnifying party prior to the expiration of the applicable survival period provided herein.

          (f) The amount of Losses for which any Indemnified Party is entitled to indemnification under Section 7.1 or 7.2, as the case may be, shall be offset, on a dollar for dollar basis, against the net of any insurance proceeds actually received by such Indemnified Party less any expenses incurred in connection with the receipt of such proceeds under any available insurance policies then in effect covering such Losses to which such Indemnified Party is a party; provided however, that with respect to any Indemnified Buyer Party, this section shall apply only to insurance policies to which Company is a party. Nothing in this section shall preclude an Indemnified Party from filing a Claim for Losses pursuant to this Article VII. Each Indemnified Party shall use its commercially reasonable efforts to obtain any insurance reimbursement that may be available under insurance policies then in effect to which the Indemnified Party is a party in respect of any Losses suffered or incurred by such Indemnified Party for which such Indemnified Party would otherwise be entitled to indemnification under Section 7.1 or 7.2, as the case may be; provided however, that with respect to any Indemnified Buyer Party, this section shall apply only to insurance policies to which Company is a party.

                          ARTICLE VIII
                             GENERAL

          8.1  Amendments; Waivers.

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          8.2  Schedules; Exhibits; Integration.

          Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, the confidentiality agreement dated October 14, 1998, between Buyer and Company.

          8.3  Best Efforts; Further Assurances.

          Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as feasible. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          8.4  Governing Law.

          This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

          8.5  No Assignment.

          Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the other parties hereto.

          8.6  Headings.

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          8.7  Counterparts.

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

          8.8  Publicity and Reports.

          Company and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Company and Buyer except to the extent that independent legal counsel to Company or Buyer, as the case may be, shall deliver a written opinion to the other party that a particular action is required by applicable law. Company shall obtain the prior consent of Buyer to the form and content of any application or report made to any Governmental Entity.

          8.9  Notices.

          Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism or (c) mailed, postage prepaid, receipt requested as follows:

          If to Buyer, addressed to:

          The MacNeal-Schwendler Corporation
          815 Colorado Boulevard
          Los Angeles, CA  90041
          Attn:  Louis Greco
          Tel:  (213) 259-3841
          Fax:  (213) 259-4769

          With a copy to:

          O'Melveny & Myers LLP
          400 S. Hope Street
          Los Angeles, CA  90071
          Attn:  D. Stephen Antion
          Tel:  (213) 430-6342
          Fax:  (213) 430-6407

          If to Company, addressed to:

          Knowledge Revolution
          66 Bovet Road, Suite 200
          San Mateo, CA  94402
          Attn: David Baszucki
          Tel:  (650) 574-3306
          Fax:  (650) 574-7541

          With a copy to:

          Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
          Palo Alto, CA  94304
          Attn:  Jeff Saper
                    Selim Day
          Tel:  (650) 493-9300
          Fax:  (650) 493-6811

          If to Shareholder Representative, addressed to:

          Paul Baszucki
          250 Wakefield Road
          Wayzata, MN  55391
          Tel:  (612) 352-4410
          Fax:  (612) 513-4537

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.9 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

          8.10 Expenses and Attorneys Fees.

          Company and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel; provided that, Company's expenses in excess of $200,000 shall be paid for by the Shareholders and shall not be paid by Company. Up to $100,000 of such expenses of Company and Shareholders in excess of $200,000 shall be paid from funds held in escrow under the Escrow Agreement as described in Section 7.4(c). In the event of any Action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred such Action. Buyer shall pay all fees and expenses of Paying Agent.

          8.11 Survival.

          The representations and warranties contained in this Agreement shall survive for 18 months after the Effective Date except that if a Claim or notice is given under Article VII prior to such expiration date, such representation or warranty shall continue indefinitely until such Claim is finally resolved (the "Survival Period").

          8.12 Shareholder Representative.

          Each Shareholder hereby appoints Paul Baszucki or his designee, as Shareholder Representative, the true and lawful agent and attorney-in-fact of each Shareholder in his or her name, place and stead, with full power and authority to act, including full power of substitution, in the name of, for and on behalf of each Shareholder relating to any matters arising in connection with, or related to the following actions and omissions (such actions and omissions referred to herein collectively as the "Transactions"):

          (a) compromise and settlement of any indemnification claims; and any and all acts and omissions involving the Shareholders in any way related to or in furtherance of this Agreement, and the transactions contemplated hereby or thereby; and

          (b) provision of instructions and notices for distributions and any other actions under the Escrow Agreement;
provided, however, that any payments to be made to the Shareholders shall be made directly to the Shareholders and not to the Shareholder Representative. The Shareholder
Representative may make, exchange, acknowledge and deliver any and all agreements, certificates, receipts or other documents, and in general do all things and take all actions, which the Shareholder Representative, in his or her sole discretion may consider necessary or proper in connection with, or to carry out the purposes of, the Transactions.

          8.13 Specific Performance.

          The parties each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

                           ARTICLE IX
                           DEFINITIONS

          9.1  Definitions.

          For all purposes of this Agreement, except as otherwise expressly provided,

          (a) the terms defined in this Article X have the meanings assigned to them in this Article X and include the plural as well as the singular,

          (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles,

          (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

          "401(k) Plan" has the meaning specified in Section
2.12(b).

          "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Aggregate Exercise Price" shall mean, with respect to any Company Option, an amount equal to the product of (i) the exercise price per share of such Company Option, multiplied by
(i) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Company Option.

          "Aggregate Liquidation Amount" shall mean the sum of
(i) the Aggregate Series A Liquidation Amount, (ii) the Aggregate
Series B Liquidation Amount, (iii) the Aggregate Series C
Liquidation Amount, and (iv) the Aggregate Series D Liquidation
Amount.

          "Aggregate Series A Liquidation Amount" shall mean the product obtained by multiplying (x) the Series A Liquidation Price, by (y) the aggregate shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

          "Aggregate Series B Liquidation Amount" shall mean the product obtained by multiplying (x) the Series B Liquidation
Price, by (y) the aggregate number of shares of Series B
Preferred Stock issued and outstanding immediately prior to the Effective Time.

          "Aggregate Series C Liquidation Amount" shall mean the product obtained by multiplying (x) the Series C Liquidation Price, by (y) an amount equal to the sum of (i) the aggregate number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Series C Preferred Stock issuable upon the Net Issue Exercise in full of all Company Warrants outstanding immediately prior to the Effective Time.

          "Aggregate Series D Liquidation Amount" shall mean the product obtained by multiplying (x) the Series D Liquidation
Price, by (y) the aggregate number of shares of Series D
Preferred Stock issued and outstanding immediately prior to the Effective Time.

          "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

          "Agreement of Merger" means an agreement of merger to be filed with the Office of the Secretary of State of the State of California pursuant to Section 1.3, substantially in the form of Exhibit F.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Associate" of a Person means   (i)  a corporation or
organization (other than Company or a party to this Agreement) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and (iii) any relative or spouse of such person or any relative of such spouse.

          "Audited Financial Statements" means the audited balance sheet of Company as of June 30, 1998 ("Audited Balance Sheet") together with the related statement of operations and cash flows and changes in shareholders' equity for the period ended June 30, 1998.

          "Auditors" means PricewaterhouseCoopers LLC, independent public accountants to Company.

          "Business" means the business of Company, and shall be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, anticipated revenues, prospects, liabilities, goodwill and personnel.

          "Cancelled Shares" has the meaning specified in Section
1.4.

          "Certificate" has the meaning specified in Section 1.4.

          "CERCLA" means the United States Comprehensive
Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et. seq., as amended.

          "CGCL" means the General Corporation Law of the State of California.

          "Claim" has the meaning specified in Section 7.3.

          "Claim Notice" has the meaning specified in Section
7.3.

          "Closing" has the meaning specified in Section 1.2.

          "Closing Date" means the date of the Closing.

          "Code" means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

          "Common Stock" means the common stock of Company.

          "Company" means Knowledge Revolution, a California corporation.

          "Company Capital Stock" shall mean (i) the Common Stock and (ii) the Preferred Stock.

          "Company Options" means the options and any other rights to purchase shares of Stock listed on Schedule 2.2(a), excluding Company Warrants.

          "Company Warrants" means the warrants to purchase shares of Series C Preferred Stock listed on Schedule 2.2(a).

          "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "Copyright Law" means the Copyright Laws of the U.S.,
Title 17 U.S.C. section 101 et. seq.

          "Dissenting Shares" has the meaning set forth in
Section 1.6.

          "Effective Date" has the meaning set forth in Section
1.3.

          "Effective Time" has the meaning set forth in Section
1.3.

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, and the related regulations and published interpretations.

          "ERISA Affiliate" has the meaning set forth in Section
2.12(c).

          "Escrow Agreement" means the escrow agreement substantially in the form of Exhibit G.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Exchange Amount" shall mean an amount equal to the quotient obtained by dividing (i) Remaining Consideration by (ii)
Total Outstanding Shares.

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Governmental Entity" means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Group" means, individually and collectively, (i) Company and (ii) any individual, trust, corporation, partnership or other entity as to which Company is liable for Taxes incurred by such individual or entity as transferee, pursuant to Treasury Regulations 1.1502-6 or pursuant to other provisions of Law.

          "Hazardous Substance" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          "Indemnified Buyer Party" has the meaning set forth in
Section 7.1.

          "Indemnified Party" has the meaning set forth in
Section 7.2.

          "Indemnified Seller Party" has the meaning set forth in
Section 7.2.

          "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Intellectual Property Rights.

          "Intellectual Property Rights" means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare "derivative works" (as defined in the Copyright
Law) of the copyrighted work and to copy, manufacture, reproduce, distribute copies of, modify, publicly perform and display the copyrighted work and all derivative works thereof) and moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification), (b) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights in packaging, rights of publicity and privacy, merchandising rights and similar rights,
(c) rights in and relating to the protection of trade secrets and confidential information, (d) patents, designs, algorithms and other industrial property rights and rights associated therewith,
(e) other intellectual and industrial property and proprietary rights (of every kind and nature however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, character rights, "rental rights" and rights to remuneration), whether arising by operation of law, contract, license or otherwise, (f) registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing), and (g) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing, including without limitation the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

          "IRS" means the Internal Revenue Service or any successor entity.

          "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

          "Material Contract" means any Contract material to the business of the subject person and includes but is not limited to those contracts deemed material by Section 2.5.

          "Maximum Indemnification Amount" has the meaning set forth in Section 7.4(b).

          "Merger" has the meaning set forth in Section 1.1

          "Merger Consideration" has the meaning set forth in
Section 1.4.

          "Net Issue Exercise" means, with respect to Company Warrants, the exercise of such Company Warrants on a net issue basis in accordance with the terms thereof, assuming that the fair market value of the shares of Series C Preferred Stock issuable upon the exercise thereof is equal to $9.0865 per share.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "Paying Agent" has the meaning specified in Section
1.5.

          "Payment Fund" has the meaning specified in Section
1.5.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Preferred Stock" shall mean (i) Series A Preferred
Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred
Stock, and (iv) Series D Preferred Stock.

          "Purchase Price" has the meaning set forth in
Section 1.2.

          "Related Agreements" means the Escrow Agreement, the
Agreement of Merger, the Stay Bonus Letters and the employment agreements between Company and each of David Baszucki and Erik
Cassell.

          "Remaining Consideration" shall mean Total
Consideration, less the Aggregate Liquidation Amount.

          "SEC" means the Securities and Exchange Commission or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series A Liquidation Price" shall mean $0.84.

          "Series B Liquidation Price" shall mean $2.1875.

          "Series C Liquidation Price" shall mean $2.3065.

          "Series D Liquidation Price" shall mean $1.1095.

          "Series A Preferred Stock" shall mean the Series A
Preferred Stock of Company.

          "Series B Preferred Stock" shall mean the Series B
Preferred Stock of Company.

          "Series C Preferred Stock" shall mean the Series C
Preferred Stock of Company.

          "Series D Preferred Stock" shall mean the Series D
Preferred Stock of Company.

          "Shareholder Representative" means Paul Baszucki or his designee.

          "Shareholders" has the meaning specified in the recitals hereto.

          "Stay Bonus Letters" has the meaning specified in
Section 5.3(d).

          "Stock" means all of the outstanding capital stock of Company.

          "Stock Letter of Transmittal" has the meaning specified in Section 1.5.

          "Subsidiary" has the meaning set forth in the Recitals.

          "Survival Period" has the meaning set forth in Section
8.11.

          "Surviving Corporation" has the meaning specified in
Section 1.1.

          "Tax" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Return" means a declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company.

          "Threshold" has the meaning specified in Section 7.4.

          "Total Aggregate Exercise Price" means the sum of the Aggregate Exercise Prices of all Company Options outstanding immediately prior to the Effective Time.

          "Total Consideration" shall mean $19,225,000.

          "Total Outstanding Shares" means an amount equal to the sum of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) the aggregate number of shares of Common Stock issuable upon the conversion, exercise or exchange of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock, including, without limitation, all shares of Common Stock issuable upon (a) the conversion of all Preferred Stock issued and outstanding immediately prior to the Effective Time, and (b) the exercise of all Company Options and Company Warrants outstanding immediately prior to the Effective Time; provided, however, that the number of shares issuable upon the exercise of Company Warrants shall be calculated on the basis of a Net Issue Exercise of such Company Warrants; provided further, that for purposes of determining the number of Total Outstanding Shares, all shares of Company Capital Stock or other securities convertible into, or exercisable or exchangeable for, shares of Stock that are held by Buyer or Subsidiary (other than shares held in trust) shall be excluded; and provided further, that each share of authorized Preferred Stock is convertible into one share of Common Stock.

          "Transactions" has the meaning specified in Section
8.12.

          "Unaudited Interim Financial Statements" means the unaudited balance sheet of Company as of September 30, 1998 ("Unaudited Interim Balance Sheet") together with the related statement of operations and cash flows and changes in shareholders' equity for the period ended September 30, 1998.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              BUYER


                              By:  /s/ Frank Perna, Jr.
                                  ---------------------
                              Its:  President


                              By:  /s/ Louis A. Greco
                                  ----------------------
                              Its:  Secretary


                              COMPANY


                              By:  /s/ David Baszucki
                                  ----------------------
                              Its:  CEO and President


                              By:  /s/ Stephen Mendel
                                  ----------------------
                              Its:  Secretary


                              SUBSIDIARY


                              By:  /s/ Frank Perna, Jr.
                                  ----------------------
                              Its:  President


                              By:  /s/ Louis A. Greco
                                  ---------------------
                              Its:  Secretary


                              SHAREHOLDER REPRESENTATIVE


                              By:  /s/ Paul Baszucki, as
                                  ------------------
                              Shareholder Representative